SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                             ________________


                                 FORM 8-A
                             (Amendment No. 2)

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                         GUARDSMAN PRODUCTS, INC.
          (Exact name of registrant as specified in its charter)

                    DELAWARE                       NO. 38-0593900
(State of incorporation or organization)            (IRS Employer
                                                  Identification No.)

    3300 ORCHARD VISTA DRIVE, S.E., SUITE 200
      P.O. BOX 1521, GRAND RAPIDS, MICHIGAN            49501
(Address of principal executive offices)             (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     TITLE OF EACH CLASS           NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED            EACH CLASS IS TO BE REGISTERED
     Series A Preferred               New York Stock Exchange
       Stock Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

                                   NONE
                             (Title of Class)














Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Item 1 is amended to add the following:

     As publicly announced on March 4, 1996, Guardsman Products, Inc. ("Guardsman") has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Lilly Industries, Inc., an Indiana Corporation ("Lilly") and LP Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Lilly ("LP"). In connection with the Merger Agreement, Guardsman executed Amendment No. 2 (the "Rights Amendment") to the Rights Agreement, dated as of August 8, 1986, with Manufacturers Hanover Trust Company (now Chemical Bank), as Rights Agent (as amended by Amendment No. 1, dated as of October 14, 1988) (the "Rights Agreement").

     The Rights Amendment amends Sections 1(a), 7(a) and 11 of the Rights Agreement to (a) prevent Lilly or LP from becoming an "Acquiring Person",
(b) prevent a "Distribution Date" from occurring, and (c) prevent an adjustment to the purchase price, number and kind of Shares or number of rights as a result of: (i) the announcement, commencement or consummation of the Offer (as defined in the Merger Agreement), (ii) the execution of the Merger Agreement or the consummation of the transaction contemplated thereby, or (iii) the execution of the Letter Agreements (as defined in the Merger Agreement) or the consummation of the transactions or exercise of any power contemplated thereby.

     The Rights Amendment also amends Section 13 to exempt both (a) the execution of the Merger Agreement or any amendment thereto and (b) the consummation of the transactions contemplated by the Merger Agreement from
Section 13's triggering provisions.

     The form of Rights Agreement between Guardsman and the Rights Agent specifying the terms of the rights is attached as Exhibits 1, 2, and 3 to the Form 8-A filed August 15, 1986; Amendment No. 1 to the Rights Agreement is attached as Exhibit 5 to the Form 8-A Amendment No. 1 filed on October 25, 1988; Amendment No.2 to the Rights Agreement is attached hereto as
Exhibit 99(c). All exhibits to the Form 8-A included in this form 8-A Amendment thereto are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendments thereto does not purport to be complete and is qualified in its entirety by reference to such exhibits.











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Item 2.   EXHIBITS

     99(a) Form of Rights Agreement, dated as of August 8, 1986, between Guardsman Products, Inc. (Previously Guardsman Chemicals, Inc.) and Manufacturers Hanover Trust Company as Rights Agent, which includes the form of Rights Certificate; the Summary of Rights; and the form of letter sent out to Guardsman Stockholders on or about August 14, 1986. Previously filed as Exhibits 1,2,3 to the Form 8-A filed August 15, 1986.

     99(b) Amendment No. 1 to the Rights Agreement dated as of October 14, 1988. Previously filed as Exhibit 5 to Form 8-A Amendment No. 1 filed October 25, 1988.

     99(c)      Amendment No. 2 to the Rights Agreement dated as of March
                4, 1996


__________________




                                SIGNATURES


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   GUARDSMAN PRODUCTS, INC.
                                       (Registrant)


Dated: March 11, 1996         By  /S/ HENRY H. GRAHAM, JR.
                                  Henry H. Graham, Jr.
                                  Its Vice President of Finance, Chief
                                   Financial Officer and Treasurer











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                               EXHIBIT INDEX


EXHIBIT                            DOCUMENT

99(a) Form of Rights Agreement, dated as of August 8, 1986, between Guardsman Products, Inc. (Previously Guardsman Chemicals, Inc.) and Manufacturers Hanover Trust Company as Rights Agent, which includes the form of Rights Certificate; the Summary of Rights; and the form of letter sent out to Guardsman Stockholders on or about August 14, 1986. Previously filed as Exhibits 1,2,3 to the Form 8-A filed August 15, 1986.

99(b) Amendment No. 1 to the Rights Agreement dated as of October 14, 1988. Previously filed as Exhibit 5 to Form 8-A Amendment No. 1 filed October 25, 1988.

99(c)           Amendment No. 2 to the Rights Agreement dated as of March
                4, 1996


__________________




























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